Exhibit 21


                         THERMO BIOANALYSIS CORPORATION

                         Subsidiaries of the Registrant


   At February 28, 1997, the Registrant owned the following companies:


                                                                  Registrant's
                                           State of Jurisdiction      % of
   Name                                       or Incorporation      Ownership
   ---------------------------------------------------------------------------

   DYNEX Technologies (Asia) Inc.                  Delaware            100

   DYNEX Technologies Inc.                         Virginia            100

   Thermo BioAnalysis GmbH                          Germany            100

        Dynatech Deutschland GmbH                   Germany            100

        Thermo LabSystems Vertriebs GmbH           Germany             100

   Dynatech Labratories spol. s.r.o.            Czech Republic         100

   Thermo BioAnalysis (Guernsey) Ltd.           Channel Islands        100

   Thermo BioAnalysis Holding, Limited              England            100

        Thermo LabSystems Limited                   England            100

        Thermo BioAnalysis Limited                  England            100

        Thermo Fast U.K. Limited                    England            100

        Dynex Technologies Limited                  England            100

   Thermo BioAnalysis S.A.                          France             100

        Thermo LabSystems S.A.R.L.                  France             100

   Thermo LabSystems Inc.                        Massachusetts         100

   Thermo LabSystems (Australia) Pty Limited       Australia           100